UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 5, 2015

CDI Corp.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

001-05519	23-2394430

(Commission File Number)	(IRS Employer Identification No.)

1717 Arch Street, 35th Floor, Philadelphia, PA	19103-2768

(Address of Principal Executive Offices)	(Zip Code)

(215) 569-2200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 ANNUAL INCENTIVE COMPENSATION PROGRAM FOR EXECUTIVE OFFICERS

On March 5, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of CDI Corp. (“CDI” or the “Company”) approved the components of the 2015 annual incentive compensation program and the target level of incentive compensation for each of the Company’s executive officers. The executives’ 2015 incentive compensation will be based on CDI’s 2015 consolidated operating profit and return on net assets (RONA). The weighting will be 80% on operating profit and 20% on RONA. Operating profit will be calculated on a constant currency basis and will exclude equity and annual incentive compensation. Of the total amount of annual incentive compensation which is earned by executives based on the above-described financial objectives, 10% will be subject to the achievement of individual objectives for each executive.

The target amount of incentive compensation is based on a percentage of the executive’s base salary (100% of salary for the CEO, 60% of salary for Brian Short, and 70% of salary for the other executives). Additional amounts can be earned for performance which exceeds the target level. However, no annual payout may exceed the maximum amount set forth in the CEO Bonus Plan or any other applicable executive bonus plan.

Each executive will be given the opportunity to elect to be paid all or a portion of the incentive compensation earned in 2015 in the form of Time-Vested Deferred Stock (TVDS). The shares of TVDS would vest 50% in March 2017 and 50% in March 2018. If the executive leaves the Company voluntarily before shares of TVDS are vested, those shares would be forfeited. However, if the executive leaves the Company involuntarily (and without cause), any unvested shares would become vested. Each $1.00 of annual incentive compensation that the executive elects to receive in the form of TVDS would result in an award of TVDS having a grant date market value of $1.30.

GRANTS OF EQUITY AWARDS TO BRIAN SHORT

On March 5, 2015, the Committee approved the following grants of equity awards to Brian Short, Executive Vice President, Chief Administrative Officer and General Counsel of the Company (and a Named Executive Officer in CDI’s most recent proxy statement): (a) 17,349 shares of Time-Vested Deferred Stock (TVDS), and (b) 76,899 Performance Units (PUs). However, both grants are subject to approval by CDI’s shareholders at the 2015 annual meeting of an increase in the maximum number of shares of CDI common stock available for issuance under the Amended and Restated 2004 Omnibus Stock Plan (the “Plan”) such that the number of shares available under the Plan after such increase is sufficient to cover these equity awards.

The shares of TVDS vest on September 15, 2019, subject to Mr. Short’s continuous employment with CDI through that date. Upon vesting, each share of TVDS is converted into one share of CDI common stock.

The PUs provide for a potential payout of up to $2.5 million if certain sustained increases in the value of CDI stock between the grant date and September 15, 2019 are achieved . The measurement period may end earlier upon the occurrence of certain events, such as a sale of the Company or a termination of employment. The amount payable with respect to the PUs is $1.0 million if the minimum stock value performance requirement (generally, $28.82 per share) is attained and is $2.5 million if the maximum stock value (generally, $43.23 per share) is attained. The payout will be pro-rated for performance between the minimum and maximum stock value requirements. Any earned portion of the PUs will be settled in cash within thirty days after September 15, 2019, subject to earlier payment if Mr. Short’s employment is terminated due to death, by CDI without cause or due to disability or by Mr. Short for good reason following a sale of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI CORP.
(Registrant)

By: /s/ Michael S. Castleman
Michael S. Castleman
Executive Vice President and
Chief Financial Officer

Date: March 11, 2015